UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GOLDSPRING, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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i

GOLDSPRING, INC.
P.O. Box 1118
Virginia City, NV 89440

CONSENT SOLICITATION STATEMENT

The action, described below, will be approved by written consent if holders holding a majority of the shares of Common Stock (as of March 1, 2010) of the Company submit written consents in favor of such actions. There will be no shareholders’ meeting to take action, and instead the Company is requesting that you fill out and return the consent card attached to this Statement in order for the shareholders to take action on the proposal for a reverse split of the Company’s Common Stock set forth herein.

This Statement, which is being mailed to shareholders on or about March 29, 2010, is furnished in accordance with the requirements of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, by GoldSpring, Inc., a Nevada corporation (the “Company”).

Notice is hereby given that the holders of a majority of the shares outstanding shares of the Company’s Common Stock (as of March 1, 2010) may act by written consent to approve the following action in lieu of a Special Meeting of Shareholders.

A. To approve a reverse stock split of the Company’s issued and outstanding Common Stock, as determined by the Company’s Board of Directors in a ratio of 1:200.

The Board of Directors has fixed the close of business on March 1, 2010 as the record date (the “Record Date”) for determining shareholders entitled to notice of the Written Consent. Only shareholders of record of the Company’s Common Stock at the close of business on March 1, 2010 are entitled to notice of the written consent.

By the order of the Board of Directors

/s/ Robert Reseigh

Robert Reseigh
CEO

Virginia City, NV
March 24, 2010

PLEASE BE ASSURED THAT YOUR CONSENT IS IMPORTANT. TO ENSURE THAT YOUR CONSENT WILL BE COUNTED TOWARD THE NUMBER OF SHARES NECESSARY FOR MAJORITY CONSENT, PLEASE SIGN THE ENCLOSED CONSENT FORM AND RETURN TO THE COMPANY VIA THE INSTRUCTIONS SET FORTH ON THE CONSENT FORM.

GOLDSPRING, INC.

CONSENT SOLICITATION STATEMENT
FOR WRITTEN CONSENT IN LIEU OF SPECIAL MEETING OF SHAREHOLDERS

This consent solicitation statement is furnished in connection with the solicitation of written consents by and on behalf of the Board of Directors of GoldSpring, Inc., a Nevada corporation, with its principal executive offices at 1200 American Flat Road, Virginia City, NV 89440 (the “Company”), for a Written Consent in Lieu of a Special Meeting of Stockholders (the “Consent”).

The cost of the solicitation will be borne by the Company. Certain of the officers and regular employees of the Company may solicit consents by correspondence, telephone or in person, without extra compensation. The Company may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy material to their principals. It is expected that this consent solicitation statement and the accompanying written consent will be mailed to stockholders on or about March 29, 2010, immediately upon filing of the amended Definitive Statement with the SEC.

The Company’s Board of Director has fixed the close of business on March 1, 2010 as the record date (“Record Date”) for the Consent. Only stockholders of record at the close of business on the Record Date will be entitled to receive notice of and give their written consent. As of the Record Date, there were outstanding and entitled to vote 3,741,616,736 shares of Common Stock, $0.000666 par value (the “Common Stock”), of the Company.

Consents will be tabulated by the Company. THE ENCLOSED CONSENT, IF EXECUTED AND RETURNED, WILL BE COUNTED AS SET FORTH AS DIRECTED IN THE CONSENT. THE CONSENT WILL BECOME EFFECTIVE UPON RECEIPT OF EXECUTED CONSENTS CONSTITUTING A MOJORITY OF THE ISSUED AND OUTSTANDING SHARES ENTITLED TO VOTE THEREON. THIS CONSENT IS NOT REVOCABLE.

DISSENTERS’ RIGHTS

There are no rights of appraisal or similar rights of dissenters with respect to any matter to be voted upon pursuant to this consent solicitation statement.

INFORMATION ABOUT THE CONSENT

Voting Procedures

The cost of soliciting the consents to which this consent solicitation statement relates will be borne by the Company. In following up the original solicitation of consents by mail, the Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send soliciting material to the beneficial owners of Common Stock and will, upon request, reimburse them for their expenses. In addition to solicitation by mail, and without additional compensation therefore, consents may be solicited in person or by telephone, facsimile or telegram by officers and regular employees of the Company and its subsidiaries.

PROPOSAL 1

PROPOSAL TO AUTHORIZE THE COMPANY TO EFFECT A REVERSE
STOCK SPLIT OF THE COMPANY’S COMMON STOCK IN THE RATIO OF 1:200,
AS DETERMINED IN THE SOLE DISCRETION OF ITS BOARD OF DIRECTORS

Overview

The Company’s shareholders are being asked to approve a reverse stock split of its outstanding Common Stock of 1:200 (i.e.: the shareholder would be entitled to receive one share of stock post split for each 200 shares owned pre split), as determined in the sole discretion of the Board of Directors. The Board has adopted a resolution (i) declaring the advisability of a reverse stock split, subject to Stockholder approval, (ii) in connection therewith, a form of change to the Articles of Incorporation to effect such a reverse stock split, subject to stockholder approval, and (iii) authorizing any other action it deems necessary to effect such a reverse stock split, without further approval or authorization of the Company’s stockholders, at any time between now and December 31, 2011. If the proposed Reverse Split is approved, the Board would have the discretion to elect, as it determines to be in the best interests of the Company and its Stockholders, to effect the Reverse Split at any time before December 31, 2011. The Board may elect not to implement the approved Reverse Split at its sole discretion. The Board believes that approval of a proposal granting this discretion to the Board provides the Board with appropriate flexibility to achieve the purposes of the Reverse Split, if implemented, and to act in the best interests of the Company and its Stockholders.

The Purpose for Which the Board Would Effect the Reverse Split

In order to effect an orderly restructuring of the Company’s balance sheet and capital structure, the Company has determined to attempt to proportionally reduce the number of issued and outstanding shares of its common stock. The purpose of restructuring the balance sheet is to provide sufficient shares to meet the Company’s outstanding obligations, such as reserving sufficient shares to cover conversion of its current convertible indebtedness as well as to reduce the number of outstanding shares to a level which it believes is more in line with a typical capital structure which would be more attractive to potential future investors. The Company also desires to have shares available to raise further capital needed to achieve its business plan and to possibly use as currency for future merger and acquisition activity.

The share price of the Company’s Common Stock has closed at less than $.05 for most of the past five years. With the shares trading at this level, small moves in absolute terms in the price per share of the Company’s Common Stock translate into disproportionately large swings in the price on a percentage basis. Thus, the Board of Directors believes that the increase in the stock price that it expects to result from the reverse stock split could decrease price volatility.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future.

Therefore, the Board of Directors believes that it is in the best interests of its stockholders for the Board to obtain the authority to implement a reverse stock split. If the stockholders approve this proposal, the Board would carry out a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the stockholders at that time.

To accomplish the Reverse Split, the Company would file a certificate of change to the Articles of Incorporation with the Secretary of State of the State of Nevada. The form of certificate of change to the Articles of Incorporation to accomplish the proposed Reverse Split is attached to this consent solicitation statement as Exhibit A. The text of the certificate of change to the Articles of Incorporation is subject to modification to include such changes as may be required by the laws of the State of Nevada and as the Board of Directors deems necessary and advisable to effect the reverse stock split. If the Board elects to implement the Reverse Split, the number of issued and outstanding shares of the Common Stock would be reduced in accordance with the exchange ratio for the Reverse Split. The number of authorized shares of the Common and Preferred Stock would remain unchanged. The Reverse Split would become effective upon filing the certificate of change to the Articles of Incorporation with the Secretary of State of the State of Nevada. No further action on the part of Stockholders would be required to either effect or abandon the Reverse Split. If the Board does not implement the reverse stock split prior by December 31, 2011, the authority granted in this proposal to implement the reverse stock split will terminate. The Board reserves its right to elect not to proceed and abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of its stockholders.

Potential Effects of the Proposed Reverse Split

The immediate effect of the Reverse Split would be to reduce the number of shares of the outstanding Common Stock and to possibly increase the trading price of such Common Stock. However, the effect of any effected Reverse Split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. There can be no assurance that the trading price of the Common Stock after the Reverse Split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the Reverse Split or remain at an increased level for any period. Also, there is no assurance that a reverse stock split would not eventually lead to a decrease in the trading price of the Common Stock, that the Company will be able to meet the listing requirements of any major exchange. The trading price of the Common Stock may change due to a variety of other factors, including operating results, other factors related to business and general market conditions.

You may also experience future potential substantial dilution of your percentage of ownership of the equity in the Company as a result of this Reverse Split. While the Reverse Split itself does not result in a dilution (except with respect to the round up of fractional shares as discussed below), it makes available a substantial number of shares for future transactions by the Company, the consummation of which could result in substantial dilution.

We present a table below that shows the current number of shares of Common Stock issued and outstanding and the number of shares authorized as well as the number of shares which may become issued after the Reverse Split. There will be 3,931,351,916 shares available for issuance post Reverse Split after giving effect to conversion of all outstanding convertible indebtedness.

In this Proposal, we look to implement a 1:200 reverse split. Hereinbelow is a table which shows the number of shares of Common Stock issued and outstanding, authorized and reserved and authorized and unreserved as a result of a 1:200 reverse stock split.

	Current	Post Split
Number of shares of Common Stock issued and outstanding:	3,729,616,736	18,648,084
Number of shares of Common Stock authorized and available for issuance:	220,383,264	3,931,351,916
Number of shares of Common Stock authorized:	3,950,000,000	3,950,000,000

Effects on Ownership by Individual Stockholders

If the Company implements the Reverse Split, the number of shares of the Common Stock held by each Stockholder would be reduced by dividing the number of shares held immediately before the Reverse Split by

200, and then rounding up to the nearest whole share. The Reverse Split would not affect any Stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share.

Effect on Options, Warrants and Other Securities

In addition, all outstanding options, warrants and other securities entitling their holders to purchase shares of the Common Stock would be adjusted as a result of the Reverse Split, as required by the terms of these securities. In particular, proportionate adjustments will be made to the exercise price per share and the number of shares issuable upon the exercise of all outstanding options, entitling the holders to purchase shares of the common stock, which will result in a decrease in the number of shares issuable or an increase in the exercise price required to be paid for such options upon exercise immediately preceding the reverse stock split. Also, the number of shares reserved for issuance under any existing employee stock option plans would be reduced proportionally based on the exchange ratio of the Reverse Split.

Other Effects on Outstanding Shares

If the Reverse Split is implemented, the rights and preferences of the outstanding shares of the Common Stock would remain the same after the Reverse Split. Each share of Common Stock issued pursuant to the Reverse Split would be fully paid and non-assessable. The Reverse Split would result in some Stockholders owning “odd-lots” of less than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

The Company, at February 18, 2010, had convertible debt and related interest outstanding of $19.75 million. Pursuant to the terms and conditions of the various loan agreements, the debt holders have the right at any time, and from time to time, to convert all or any part of the outstanding and unpaid principal and interest amount into fully paid and non-assessable shares of Common Stock. Furthermore, the Company is required to have sufficient shares of authorized and unissued common stock to satisfy 100% of its obligations in common shares. The Company does not currently have a sufficient number of authorized and unissued shares of Common Stock available to issue the shares of Common Stock it is required to issue pursuant to the terms of the loan agreements governing these convertible debt instruments and is thus currently in default under the terms of most of these agreements. The following is an analysis of the number of shares contractually required based on the closing price of the Company’s Common Stock on February 18, 2010 and conversion rates, and on the price was $0.00564:

Number of common shares outstanding at February 18, 2010	3,729,616,736
Dilution from convertible debt, stock options and warrants	4,233,673,878
Total shares required	7,736,432,357
Shares Authorized	3,950,000,000
Share deficiency	3,786,432,357

Authorized Shares of Common Stock

The Reverse Split, if implemented, would not change the number of authorized shares of the Common Stock as designated by the Articles of Incorporation. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance under the Company’s authorized but unissued Common Stock would increase.

The additional shares of Common Stock that would become available for issuance if the Reverse Split is approved could also be used by the Company’s management to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of management, including transactions that are favored by a majority of the Stockholders or in which the Stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. Although the proposed Reverse Stock Split has been prompted by business and financial considerations, Stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by Company management to deter or prevent a change in control of the Company. The Board has no plans to use any of the additional shares of Common Stock that would become available following the approval of the Reverse Split, if any, for any such purposes.

Procedure for Implementing the Proposed Reverse Split and Exchange of Stock Certificates

If Stockholders approve the Reverse Split, the Board may elect whether or not to declare a Reverse Split at any time before December 31, 2011. The Reverse Split would be implemented by filing the certificate of change to the Articles of Incorporation with the appropriate Secretary of State, and the Reverse Split would become effective on the date the filing is accepted by the Secretary of State.

As of the effective date of the Reverse Split, each certificate representing shares of the Common Stock before the Reverse Stock Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of the Common Stock resulting from the Reverse Split, except that holders of un-exchanged shares would not be entitled to receive any dividends or other distributions payable by us after the effective date until they surrender their old stock certificates for exchange. All shares, underlying options and warrants and other securities would also be automatically adjusted on the effective date.

If the Company elects to exchange share certificates, the transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. In such event, as soon as practicable after the effective date, Stockholders and holders of securities convertible into the Common Stock would be notified of the effectiveness of the Reverse Split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a Stockholder until such Stockholder has surrendered the outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the Reverse Stock Split, rounded up to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Business Plan in Conjunction with the Reverse Split

The Board of Directors, working in conjunction with its advisors, has developed a strategic plan designed to restructure and recapitalize the Company, accelerate mine development and production, and to continue exploration. The principal features of the plan encompass a recapitalization and balance sheet restructuring (which may include a reverse stock split, a debt-for-equity exchange, a land-for-debt exchange and a new capital raise to fund gold mine exploration and development) and an operational and management restructuring.

The recapitalization and balance sheet restructuring phase of the plan is currently expected to include:

•	a 200:1 reverse stock split, thereby reducing the common shares outstanding to approximately 18.3 million and eliminating the Company’s current default under its convertible indebtedness due to lack of sufficient authorized and unissued common shares;
•	a debt-for-equity exchange with the holders of its convertible indebtedness, thereby eliminating the majority of the Company’s indebtedness;
•	the issuance of new senior secured convertible indebtedness with less onerous terms than the existing convertible indebtedness in exchange for the rights to two integral parcels of land for exploration and to facilitate operations on the Company’s existing parcels;
•	a restructuring of the Company’s bridge loans, possibly including the issuance of senior equity rights in exchange for additional extension of credit; and
•	the raising of new equity capital.

The Company anticipates completing these recapitalization and balance sheet restructuring transactions by about mid-year 2010.

Accounting Consequences

The par value per share of the Common Stock would remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of the Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Fractional Shares

The Company will not issue fractional shares in connection with the Reverse Split. In order to avoid the expense and inconvenience of issuing and transferring fractional shares of Common Stock to Stockholders who would otherwise be entitled to receive fractional shares of Common Stock following the Reverse Split, any fractional shares which result from the Reverse Split will be rounded up to the next whole share.

No Appraisal Rights

Under Nevada Corporation Law, shareholders are not entitled to appraisal rights with respect to the proposed or certificate of change to the Articles of Incorporation to effect the Reverse Split.

United States Federal Income Tax Consequences of the Reverse Split

The following is a summary of important U.S. tax considerations of the Reverse Split. It addresses only Stockholders who hold the pre-Reverse Split shares and post-Reverse Split shares as capital assets. It does not purport to be complete and does not address Stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-Reverse Split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-Reverse Split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-Reverse Split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Split. Each stockholder is advised to consult a qualified tax advisor.

The proposed Reverse Split is intended as a “reorganization” within the meaning of Section 368 of the Code. Assuming the Reverse Split qualifies as a reorganization, a Stockholder generally will not recognize gain or loss on the Reverse Split. The aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Split shares received will include the holding period of the pre-Reverse Split shares exchanged. The rounding up in respect of fractional shares will not result in a taxable event to a Stockholder; however, there will be an adjustment to the Stockholder’s basis equal to the fractional share times the market value on the date of issuance. No gain or loss will be recognized by us as a result of the Reverse Split.

The form of certificate of change to the Articles of Incorporation is attached as Exhibit A to this consent solicitation statement.

Vote Required

Under applicable law, the approval of the Proposal requires the affirmative vote of a majority of the shares of the Company’s common stock outstanding and entitled to vote on this Proposal. Unless otherwise indicated, properly executed consents will be voted in favor of Proposal 1.

The Board of Directors recommends a vote FOR Proposal 1.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. By increasing the number of shares available to authorize and issue, the Company has caused a potential anti takeover effect by creating potential dilution to the number of outstanding shares. Such dilution will cause a party attempting a takeover to be required to buy more shares of the Company stock and to expend additional resources to accomplish such a measure.

Other matters presented herein, if approved by the shareholders, could also have potential anti-takeover effects as discussed above with respect to the description of those provisions.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, if the Proposal is passed, which is not shared by all other stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 18, 2010 the record date set by the Company’s Board of Directors, the total number of shares owned beneficially by each of Company’s directors, officers and key employees, individually and as a group, and the present non director, officer, employee owners of 5% or more of total outstanding shares. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares. Applicable percentages are based on 3,729,616,736 shares outstanding on February 18, 2010.

Title of Class Owned or into Which Warrants/Options are Convertible	Name and Address of Beneficial Owner (and Title for Employees, Officers and Directors)	Amount and Nature of Beneficial Ownership(B)	Percent of Class (A)
Officers and Directors
Common Stock	Robert A. Reseigh – Director & CEO PO BOX 1118 1200 American Flat Road Virginia City, NV 89440	1,875,000	0.1%
Common Stock	Robert T. Faber – Director, President & CFO PO BOX 1118 1200 American Flat Road Virginia City, NV 89440	80,180,000	2.1%
Common Stock	James Golden-COO PO BOX 1118 1200 American Flat Road Virginia City, NV 89440	98,265,714	2.6%
Common Stock	William Nance – Director 2025 Avenue of the Stars Los Angeles, CA 90067	17,000,000	0.5%
Common Stock	Scott Jolcover – Director PO Box 1298 Carson City, NV 89702	23,923,904	0.7%
All Officers and Directors as a Group		221,369,618	6.1%

*(A) =	Percentages reflect ownership based solely on Company records, as if no stock issued has been sold, and as if all warrants owned on February 18, 2010 were exercised. Does not take into account any convertible debentures owned, which are currently convertible.
*(B) =	Direct Beneficial Ownership.

Note that Mr. John Winfield and his affiliates are not deemed to be beneficial owners of more than 5% of the Common Stock of the Company by virtue of ownership of convertible indebtedness and derivative securities as such convertible indebtedness and convertible securities contain provisions preventing Mr. Winfield from owning more than 4.9% of the issued and outstanding Common Stock of the Company at any time.

Executive and Director Compensation

The following table sets forth, for the periods indicated, the total compensation for services provided to us in all capacities by all executives who received aggregate compensation exceeding $100,000 during 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation			Long-Term Compensation Awards Securities Underlying Options (#)	Stock Grant Compensation ($)	TOTAL
	Year	Salary ($)	Bonus ($)
Robert A. Reseigh, Interim CEO(8)(9)	2009	$42,000	$—	$—	$—	$42,000
Robert T. Faber(1)(2)	2009	180,000	—	—	—	180,000
Robert T. Faber(1)(2)	2008	180,000	—	80,000,000	—	180,000
Robert T. Faber(1)(2)	2007	180,000	—	—	—	180,000
Robert T. Faber(2)	2006	147,500	—	—	—	147,500
Robert T. Faber, President and Chief Executive Officer; Chief Financial Officer	2005	120,000	—	—	—	120,000
	2004	115,000	10,000	—	—	125,000
Jim Golden, COO(3)	2009	150,000	—			150,000
Jim Golden, COO(3)	2008	150,000	69,949	—	—	219,949
Jim Golden, COO(3)	2007	150,000	—	100,000,000	—	150,000
Jim Golden, COO(3)	2006	150,000	—	—	—	150,000
Dennis Anderson, Senior Engineer(4)(5)(7)	2009	92,400	—	—	30,000	122,400
Dennis Anderson, Senior Engineer(4)(5)(7)	2008	76,300	—	—	43,760	120,060
Larry Martin, Chief Geologist(6)(7)	2009	$116,308	$—	—	$40,650	$156,958

(1)	Mr. Faber serves as the President and Chief Financial Officer. Mr. Faber served as President and Chief Executive Officer from September 2004 through October 6, 2009 and Chief Financial Officer since June 2003.
(2)	$103,000 of Mr. Faber’s 2005 – 2009 salary has not yet been paid. We intend to pay this amount in 2010.
(3)	Mr. Golden has served as Chief Operating Officer since October 2006. Prior to October 2006, Mr. Golden served as a consultant to our Company
(4)	Mr. Anderson is a part-time employee who dedicates 70% of his time to GoldSpring.
(5)	Mr. Anderson, as part of his employment arrangement, was granted a 5,000,000 share grant of which 2,500,000 shares were issued in 2008 and 2,500,000 were issued in 2009.
(6)	Mr. Martin, pursuant to his employment agreement, was issued stock grants totaling 3,500,000 shares during 2009.
(7)	We base the value of stock grants at the market value of our common stock at the date of issue.
(8)	Mr. Reseigh was appointed as Chief Executive Officer on October 6, 2009.
(9)	Mr. Reseigh does not draw a salary. Mr. Reseigh invoices us at a rate of $1,000 per day.

Stock Options

During 2009, we did not issue stock options to any employee, officer or director. There were, however, shares of common stock underlying unexercised stock options at December 31, 2009. This information is summarized herein below.

Compensation expense for stock options is recognized using the fair value when the stock options are granted and is amortized over the options' vesting period. During the 12 month ended December 31, 2009, $144,277 was recognized as compensation expense in the consolidated statements of loss with a corresponding increase in contributed deficit. As at December 31, 2009, 176,000,000 stock options were exercisable and the weighted average years to expiration were 8.3 years.

A summary of the option activity under the Company’s share base compensation plan for the fiscal years ended December 31, 2009 and 2008 is as follows:

	2009 Options	2009 Weighted Average Exercise Price	2008 Options	2008 Weighted Average Exercise Price
Balance, Beginning of year	182,000,000	$0.01	10,000,000	$0.01
Granted	—	—	182,000,000	0.01
Exercised	—	—	(10,000,000)	0.01
Forfeited	—	—	0	—
Balance, end of year	182,000,000	$0.01	182,000,000	$0.01
Exercisable at December 31,	176,000,000	$0.01	170,000,000	$0.01

OUTSTANDING STOCK OPTION AWARDS AT FEBRUARY 18, 2010

Name and Principal Position	Option Awards					Fair Value of Options at February 18, 2010
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Robert T. Faber	80,000,000	—	—	.01119	01/09/18	$560,000
Jim Golden	90,000,000	—	—	.00963	12/13/17	629,000
William Nance	2,000,000	—	1,000,000	.02	9/30/18	14,000
Robert Reseigh	2,000,000	—	1,000,000	.02	9/30/18	14,000
Scott Jolcover	2,000,000	—	1,000,000	.02	9/30/18	14,000
Dennis Anderson	—	—	—	—	—	—
Larry Martin	—	—	—	—	—	—
TOTAL	176,000,000		3,000,000			$1,231,000

The fair value of each grant was estimated at February 18, 2010 using the Black-Scholes option pricing model. Black-Scholes utilizes assumptions related to volatility, the risk free interest rate, the dividend yield (which is assumed to be zero, as the Company has not paid, nor anticipates paying any, cash dividends and employee exercise behavior. Expected volatilities utilized in the model are based mainly on the historical volatility of the Company’s stock price and other factors.

The following is a summary of the assumptions used and the weighted average grant-date fair value of the stock options.

	02/18/10	2009	2008
Expected volatility	222%	233%	199%
Expected term (years)	5.14	5.14	5.14
Risk free rate	2.48%	2.23%	3.09%
Dividend Yield	0.0%	0.0%	0.0%
Weighted average grant date fair value	$0.01	$0.01	$0.01

OUTSTANDING STOCK GRANT AWARDS AT FISCAL YEAR END FOR 2009

Stock Awards
Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares or Other Rights That Have Not Vested	Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Dennis Anderson	—	—	—	—
Jim Golden	—	—	—	—
William Nance	—	—	—	—
Robert Reseigh	—	—	—	—
Scott Jolcover	—	—	—	—
Dennis Anderson	—	—	—	—
Larry Martin	1,500,000	$11,100	—	$—

Compensation of Directors

The following table summarizes any compensation given in 2009 and 2008:

DIRECTOR COMPENSATION TABLE

Name	Year	Fees Paid in Cash(1)	Stock Awards	Fair Value of Stock Grant at Issue Date	Option Awards	Fair Value of Options at Grant Date	All Other Compensation	Total
William Nance	2009	$18,750	—	$—	—	$—	$—	$18,750
William Nance	2008	7,500	15,000,000	167,850	3,000,000	71,139	—	246,489
Robert Reseigh	2009	12,088	—	—	—	—	—	12,088
Robert Reseigh	2008	4,834	—	—	3,000,000	71,139	—	75,973
Jonathan Jaffrey(2)	2009	14,667	—	—	—	—	—	14,667
Jonathan Jaffrey	2008	5,667	—	—	3,000,000	71,139	—	76,806
Scott Jolcover	2009	12,088	—	—	—	—	—	12,088
Scott Jolcover	2008	4,834	5,000,000	66,550	3,000,000	71,139	—	142,523
Robert Faber	2009	—	—	—	—	—	—	—
Robert Faber	2008	$—	—	$—	—	$—	$—	$—

(1)	As of January 31, 2010, unpaid director fees totaled $129,000. We intend to pay this during 2010.
(2)	On November 9, 2009, Mr. Jaffrey resigned from the board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

There were no delinquent filings in 2009, to the Company’s actual knowledge.

DIRECTOR CANDIDATE NOMINEES FOR 2010 ANNUAL MEETING

Stockholders wishing to propose nominees for directors for next year’s Annual Meeting of Stockholders should submit such proposed nominees to us by the date that stockholder proposals for next year’s Proxy Statement must be received. Refer to “Stockholder Proposals for Annual Meeting in 2010.” All nominees proposed by stockholders will be considered by the board of directors in making its nominations for directors, but not every proposed nominee will be accepted. Stockholders also have the right to nominate persons for election as directors in accordance with procedures set forth in our By-Laws.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

The date has not been set for our 2010 Annual Meeting of Shareholders. If a stockholder wishes to submit a stockholder proposal pursuant to Rule 14a-5(e) of the Exchange Act for inclusion in our Proxy Statement for the 2010 Annual Meeting of Stockholders, we must receive such proposal and supporting statements, if any, at our principal executive office at a reasonable time before we begin to print our annual meeting proxy statement. A stockholder’s notice to our secretary must set forth as to each matter the stockholder proposes to bring before the 2010 Annual Meeting of Stockholders: (1) a brief description of the business desired to be brought before the 2010 Annual Meeting of Stockholders; (2) the reason(s) for conducting such business at the 2010 Annual Meeting of Stockholders; (3) the name and record address of the stockholder proposing such business; (4) the class and number of our shares that are beneficially owned by the stockholder proposing such business; and (5) any financial interest in the proposed business of the stockholder proposing such business.

If a stockholder wishes to submit a stockholder proposal outside of Rule 14a-5(e) to be brought before the 2010 Annual Meeting of Stockholders, the stockholder must give timely notice in writing to our secretary. We must receive such notice at our principal executive office not less than 60 days nor more than 90 days prior to the date of the 2010 Annual Meeting of Stockholders, pursuant to our By-Laws

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

HOUSEHOLDING INFORMATION: As permitted by the SEC’s proxy statement rules, we will deliver only one copy of this consent solicitation statement to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy or consent solicitation statement to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of our annual reports or proxy or consent solicitation statements may request delivery of a single copy. Such a request must be directed to the Shareholders Department of the transfer agent by phone at 1-303.282.4800 or by mail to Corporate Stock Transfer, 3200 Cherry Creek Drive S., Denver, CO 80209, Attention: Shareholders Department. Each request must include the name of the stockholder, the name of his brokerage firm and the account number of his brokerage account. Please allow 78 hours from receipt by the transfer agent for any such request to take effect.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

The Company files reports and consent solicitation and proxy statements and other information with the SEC. Such reports, statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Furthermore, the SEC maintains a Web site that contains reports, proxy and Proxy Statements and other information regarding the Company. The address of such Web site is http://www.sec.gov.

By:	/s/ Robert T. Faber Name: Robert T. Faber Title: CFO and President

March 24, 2010

EXHIBIT A

CERTIFICATE OF CHANGE TO ARTICLES OF INCORPORATION OF GOLDSPRING, INC.

The undersigned hereby certifies as follows:

ONE: That they are the President and Secretary, respectively, of GoldSpring, Inc., a Nevada Corporation (the “Corporation”).

TWO: That, at a meeting of the Board of Directors held on January 5, 2010 which was approved by a subsequent stockholders’ vote, the Corporation resolved to amend its Articles of Incorporation, as follows:

IT IS RESOLVED, that the Articles of Incorporation are hereby amended to read as follows:

 TH: That the Board of Directors be authorized, without further approval of the shareholders, to take all steps necessary to effect, or in its discretion not to effect, a reverse split of the Corporation’s issued and outstanding Common Stock of the Corporation on the basis of a ratio 200 PRE-SPLIT shares for every one POST-SPLIT share of Common Stock, to be implemented by the Corporation’s Board of Directors in its sole discretion (the “Reverse Split”), and further that the Board of Director be authorized to take all others actions necessary and appropriate to effect such Reverse Split if so required.

THREE: This change was approved by the required vote of stockholders in accordance with the Corporation’s law of the state of Nevada. The total number of outstanding shares of each class entitled to vote for the change was . The number of shares of each class voting for the change equaled or exceeded the vote required. The change was approved by a vote of  shares, or % of all shares entitled to vote.

Dated:

We the undersigned, hereby declare under penalty of perjury, in accordance with the laws of the state of Nevada, that we are the President and Secretary of the above-referenced Corporation, that we executed this Certificate of Amendment to the Articles of Incorporation, that we have personal knowledge of the information contained therein, and that the information contained therein is true and correct.

By:

Title:

By:

Title:

GOLDSPRING, INC.
P.O. Box 1118
Virginia City, NV 89440

CONSENT CARD FOR
THE WRITTEN CONSENT IN LIEU OF A
SPECIAL MEETING OF SHAREHOLDERS OF
GOLDSPRING, INC. SOLICITED ON
BEHALF OF THE BOARD OF DIRECTORS

The undersigned a shareholder of GoldSpring, Inc., a Nevada corporation (the “Corporation”), do hereby consent, pursuant to Section 78.320 of the Nevada Revised Statutes, to the implementation of the following resolutions, in lieu of a special Meeting of the Shareholders of the Corporation, to have the same full force and effect as if passed at a special Meeting of the Shareholders, and is solicited on behalf of the Corporation’s Board of Directors. To either consent, not consent or abstain on the issue, please fill out the Consent Card and return it to the Company pursuant to the instructions set forth. Note that you must indicate your approval/disapproval/abstention for the matter to be passed upon separately by checking the appropriate box. If you do not check a box, your shares will be voted FOR the resolution for which no box is checked.

Please fill out and sign this card promptly and return to the Company via telefax at 866-471-3819, attention Chief Financial Officer, via regular mail at P.O. Box 1118, Virginia City, NV 89440, or via email at rfaber@GoldSpring.us.

It is hereby RESOLVED, that the Board of Directors may file certificate of change to the Corporation’s articles of incorporation in the appropriate office in its state of incorporation and take any other action necessary to effect and implement a reverse stock split of all of its outstanding shares, without further shareholder action, in a ratio of 1:200 and may reduce the outstanding shares without reducing the authorized shares;

IT IS RESOLVED, that the Articles of Incorporation are hereby amended to read as follows:

That the Board of Directors be authorized, without further approval of the shareholders, to take all steps necessary to effect, or in its discretion not to effect, a reverse split of the Common Stock of the Corporation on the basis of a ratio 200 PRE-SPLIT shares for every one POST-SPLIT share of Common Stock, to be implemented by the Corporation’s Board of Directors in its sole discretion (the “Reverse Split”), and further that the Board of Director be authorized to take all others actions necessary and appropriate to effect such Reverse Split if so required.

and it is hereby

FURTHER RESOLVED, that the officers of the Corporation hereby are, and each of them hereby is, authorized to execute and deliver any documents and take any actions necessary to comply with the terms and intent of the foregoing resolutions and to consummate the transactions contemplated hereby and thereby. This consent may be executed in counterparts all of which taken together shall constitute one original consent.

☐ Yes	☐ No	☐ Abstain

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of this __ day of _________, 2010.

Name

Address

City, State, Zip Code, Country

E Mail Address

Telephone Number

Number of Shares Owned (as of March 1, 2010)